EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

PSEG GLOBAL INTERNATIONAL HOLDINGS LLC,

PSEG GLOBAL USA L.L.C.,

PSEG INTERNATIONAL L.L.C.,

PSEG EUROPE B.V.

and

AEI CHILE HOLDINGS LTD.

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PSEG ENERGY HOLDINGS L.L.C.
and
AEI,
each as a guarantor

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Dated as of October 30, 2007

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions and Rules of Construction

SECTION 1.01.	Definitions	2

ARTICLE II

Purchase and Sale

SECTION 2.01.	Purchase and Sale of the Shares and Closing	2
SECTION 2.02.	Transactions to be Effected at the Closing	2

ARTICLE III

Representations and Warranties Relating to Sellers

SECTION 3.01.	Organization and Existence	3
SECTION 3.02.	Authorization	3
SECTION 3.03.	Prohibitive Litigation; Consents of Sellers	3
SECTION 3.04.	Noncontravention	4
SECTION 3.05.	Title	4
SECTION 3.06.	Brokers	4
SECTION 3.07.	PSEG Guarantor	4

ARTICLE IV

Representations and Warranties Relating to the Acquired Companies

SECTION 4.01.	Organization and Existence	5
SECTION 4.02.	Subsidiaries	5
SECTION 4.03.	Prohibitive Litigation; Consents of Acquired Companies	5
SECTION 4.04.	Noncontravention	6
SECTION 4.05.	Title	6
SECTION 4.06.	Financial Statements	6
SECTION 4.07.	Litigation	7
SECTION 4.08.	Compliance with Laws; Sufficiency of Permits and Assets	8
SECTION 4.09.	Contracts	8
SECTION 4.10.	Assets	9
SECTION 4.11.	Employee Matters	9
SECTION 4.12.	Environmental Matters	10
SECTION 4.13.	Taxes	10

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Exhibits
Exhibit A	Defined Terms and Index of Defined Terms
Exhibit B	List of Companies

Schedules
Schedule 1.1(a)	Sellers’ Knowledge
Schedule 1.1(b)	Buyer’s Knowledge
Schedule 3.03	Consents of Sellers
Schedule 3.05	Shares
Schedule 4.02	Acquired Companies Organization Chart
Schedule 4.03	Consents of the Acquired Companies
Schedule 4.04	Noncontravention
Schedule 4.05	Title
Schedule 4.06	Changes Since the Balance Sheet Date
Schedule 4.07	Litigation
Schedule 4.09	Material Contracts
Schedule 4.11	Material Company Plans
Schedule 4.12	Environmental
Schedule 4.13	Taxes
Schedule 6.02	Conduct of the Business

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             This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of October 30, 2007 and is by and among PSEG GLOBAL INTERNATIONAL HOLDINGS LLC, a Delaware limited liability company, PSEG GLOBAL USA L.L.C., a New Jersey limited liability company and PSEG INTERNATIONAL L.L.C., a Delaware limited liability company, PSEG EUROPE B.V., a Netherlands corporation (each a “Seller” and, collectively, “Sellers”), AEI CHILE HOLDINGS LTD., a Cayman Islands limited company (“Buyer”), PSEG ENERGY HOLDINGS L.L.C., a New Jersey limited liability company (“PSEG Guarantor”) and AEI, a Cayman Islands corporation (“Buyer Guarantor”).

RECITALS

     WHEREAS, PSEG Global International Holdings LLC directly owns 100% of PSEG Americas Ltd., a Bermuda corporation (“PSEG Americas (Bermuda)”), and indirectly owns a 50.00% interest in Chilquinta Energía S.A., a corporation organized under the laws of Chile (“Chilquinta”), and a 37.95% interest in Luz del Sur S.A.A., a corporation organized under the laws of Peru (“Luz del Sur”).

     WHEREAS, PSEG Global USA L.L.C. directly owns 100% of PSEG Chilquinta Finance LLC, a Delaware limited liability company (“PSEG Chilquinta Finance”).

     WHEREAS, PSEG International L.L.C. directly owns 100% of PSEG Americas L.L.C., a Delaware limited liability company (“PSEG Americas (Delaware)”.

     WHEREAS, through their ownership in PSEG Americas (Bermuda), PSEG Chilquinta Finance and PSEG Americas (Delaware), Sellers indirectly own interests in various other entities directly or indirectly related to Chilquinta and Luz del Sur.

     WHEREAS, PSEG Europe B.V. owns four shares of Peruvian Opportunity Company SAC, a Peruvian corporation (“Peruvian Opportunity Company”), and Peruvian Opportunity Company indirectly owns approximately 75.9% of Luz del Sur.

     WHEREAS, PSEG Guarantor and Buyer Guarantor each desire to guarantee certain obligations of their subsidiaries under this Agreement.

     WHEREAS, Sempra Energy, a California corporation (“Sempra”), indirectly owns a 50.00% interest in Chilquinta and a 37.95% interest in Luz del Sur.

     WHEREAS, Buyer desires to purchase, and Sellers desire to sell to Buyer, on the terms and conditions of this Agreement, all of Sellers’ equity interests in PSEG Americas (Bermuda), PSEG Chilquinta Finance and PSEG Americas (Delaware) (collectively, the “Acquired Parent Entities”), and, as a result of such transaction, indirectly transfer ownership to Buyer of Sellers’ interests in Chilquinta, Luz del Sur and various other related entities.

     WHEREAS, Buyer desires to purchase, and PSEG Europe B.V. desires to sell to Buyer, on the terms and conditions of this Agreement, PSEG Europe B.V.’s four shares in Peruvian Opportunity Company.

     NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE I

Definitions and Rules of Construction

     SECTION 1.01. Definitions. Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Exhibit A hereto.

ARTICLE II

Purchase and Sale

     SECTION 2.01. Purchase and Sale of the Shares and Closing. (a) On the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase the Shares and Sellers agree to sell to Buyer the Shares.

     (b) The aggregate amount to be paid by Buyer for the Shares is US$685,000,000 (the “Purchase Price”). At the Closing, Buyer shall pay the Purchase Price to Sellers in the United States of America by wire transfer of immediately available funds in U.S. dollars to such accounts specified by Sellers to Buyer in writing at least five days prior to the Closing. The closing of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP at 10:00 a.m., New York City time, on the later of (i) the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) the 45th day following the date hereof, or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”).

       SECTION 2.02. Transactions to be Effected at the Closing. At the Closing:

       (a) Sellers shall deliver (or cause to be delivered) to Buyer physical certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank;

       (b) Sellers shall deliver letters of resignation relating to (i) each member of the board of directors of each PSEG Company, (ii) each member of the board of directors of each PSEG/Sempra Company that was appointed, directly or indirectly, to such board by a PSEG Company, and (iii) each member of the board of directors of each Operating Company and each Operating Company Subsidiary that was appointed, directly or indirectly, by a PSEG Company;

       (c) Buyer shall deliver an appropriate assignment and assumption agreement as is necessary for Buyer to become a party to the Shareholders Agreement related to Luz del Sur;

       (d) Buyer Guarantor shall deliver an assignment and assumption agreement and any other appropriate documentation as is necessary for Buyer Guarantor to assume the obligations of PSEG Guarantor under the Support Agreement (including the required opinion of its counsel);

       (e) Buyer and Sellers shall deliver any other documents required for such Closing under applicable Law and any other customary closing documents reasonably requested by either Party to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement; and

       (f) Buyer shall pay the Purchase Price as provided in Section 2.01.

ARTICLE III

Representations and Warranties Relating to Sellers

     Each Seller hereby, jointly and severally, represents and warrants to Buyer as of the date hereof as follows:

     SECTION 3.01. Organization and Existence. Each Seller is a limited liability company or corporation with all requisite corporate power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Each Seller is duly organized, validly existing and in good standing in its jurisdiction of organization. Each Seller is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

     SECTION 3.02. Authorization. The execution, delivery and performance by Sellers of this Agreement and the consummation by Sellers of the transactions contemplated hereby are within Sellers’ corporate powers and have been duly authorized by all necessary corporate action on the part of Sellers. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes (assuming the due execution and delivery by each other Party hereto) a valid and legally binding obligation of Sellers enforceable against Sellers in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 3.03. Prohibitive Litigation; Consents of Sellers. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Sellers, threatened against Sellers or any of their Affiliates (excluding any Acquired Company), which seeks to prevent or delay the transactions contemplated hereby. No consent, approval, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by Sellers is required to be obtained or made by Sellers in connection with the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby, other than such Consents and Filings (i) set forth on Schedule 3.03 or (ii) the failure of which to obtain or make would not reasonably be expected to have a Seller Material Adverse Effect.

     SECTION 3.04. Noncontravention. Subject to compliance with the terms of each Shareholders Agreement and the Support Agreement, the receipt of the Bermuda Approval and the consummation of the OPA Tender Offer by Buyer, the execution, delivery and performance of this Agreement by Sellers does not, and the consummation by Sellers of the transactions contemplated hereby will not, (i) contravene or violate any provision of the organizational documents of Sellers or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Sellers are a party or by which Sellers are bound, except for any such items which would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.

     SECTION 3.05. Title. Each Seller is the direct legal and beneficial owner of, and has good and marketable title to, the Shares listed next to such Seller’s name on Schedule 3.05, free and clear of all Liens other than those arising pursuant to this Agreement, the Shareholders Agreements or applicable securities laws. Other than this Agreement and the Shareholders Agreements, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. Assuming the accuracy of Buyer’s representations in Sections 5.01 and 5.02, upon consummation of the Closing and compliance with the terms of each Shareholders Agreement, good and valid title to the Shares shall pass to Buyer, free and clear of any Liens, other than those arising under the Shareholders Agreements or from acts of Buyer or its Affiliates.

     SECTION 3.06. Brokers. No Seller nor any of their Affiliates (excluding any Acquired Company) have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except to Citigroup, whose fees and expenses will be paid by Sellers.

     SECTION 3.07. PSEG Guarantor. As of the date of this Agreement, PSEG Guarantor has the following credit ratings: (a) BB- from S&P; (b) BB from Fitch; and (c) Ba3 from Moody’s.

ARTICLE IV

     Representations and Warranties Relating to the Acquired Companies

     Each Seller hereby, jointly and severally, represents and warrants to Buyer as of the date hereof, except as set forth in the reports, schedules, forms, statements and other documents filed by Chilquinta or Luz del Sur with Superintendencia de Valores y Seguros, Comisión Nacional Supervisora de Empresas y Valores or Bolsa de Valores de Lima and publicly available on the Internet prior to the date of this Agreement (but only to the extent it is reasonably apparent that the disclosure contained in such filed documents is relevant to one or more of the representations and warranties contained in this Agreement), as follows:

     SECTION 4.01. Organization and Existence. Each PSEG Company, each PSEG/Sempra Company, each Operating Company and each Operating Company Subsidiary, (i) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (iii) is duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in the case of this clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.02. Subsidiaries. The legal name, jurisdiction of organization and respective ownership by Sellers and each of the Acquired Companies in each of the Acquired Companies is set forth on Schedule 4.02 in the form of a corporate organizational chart and partial list. Except as set forth on Schedule 4.02 and subject to the consummation of the Specified Distributions, the Acquired Companies do not own any direct or indirect equity ownership, participation or voting right or interest in any other Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights) or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights or Contracts in or issued by any other Person.

     SECTION 4.03. Prohibitive Litigation; Consents of Acquired Companies. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Sellers, threatened against any PSEG Company or any PSEG/Sempra Company, or, to the Knowledge of Sellers, any Operating Company or any Operating Company Subsidiary, which seeks to prevent or delay the transactions contemplated hereby. No Consent of or Filing with any Governmental Entity which has not been obtained or made by any PSEG Company or any PSEG/Sempra Company is required to be obtained or made by any PSEG Company or any PSEG/Sempra Company in connection with the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby, other than such Consents and Filings (i) set forth on Schedule 4.03 or (ii) the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of Sellers, no Consent of or Filing with any Governmental Entity which has not been obtained or made by any Operating Company or any Operating Company Subsidiary is required to be obtained or made by any Operating Company or any Operating Company Subsidiary in connection with the execution and delivery of this Agreement by Sellers and the consummation by Sellers of the transactions contemplated hereby, other than such Consents and Filings (i) set forth on Schedule 4.03 or (ii) the failure of which to obtain or make would not reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.04. Noncontravention. Subject to compliance with the terms of each Shareholders Agreement and the Support Agreement, the receipt of the Bermuda Approval and the consummation of the OPA Tender Offer by Buyer, the execution, delivery and performance of this Agreement by Sellers does not, and the consummation by Sellers of the transactions contemplated hereby will not, with respect to the PSEG Companies and the PSEG/Sempra Companies and, to the Knowledge of Sellers, with respect to the Operating Companies and Operating Company Subsidiaries, (i) contravene or violate any provision of the organizational documents of any Acquired Company or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which any Acquired Company is a party or by which any Acquired Company is bound, except for any such items (A) set forth on Schedule 4.04 or (B) which would not (1), individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or (2) reasonably be expected to result in, individually, any payment obligation by any Acquired Company in excess of US$5,000,000.

     SECTION 4.05. Title. Each PSEG Company, each PSEG/Sempra Company, each Operating Company and each Operating Company Subsidiary is the direct legal and beneficial owner of, and has good and marketable title to, the equity interests reflected to be owned by such Person on Schedule 4.02, free and clear of all Liens other than those arising pursuant to this Agreement, the Financing Documents and the Shareholders Agreements, and upon consummation of the Closing and compliance with the terms of each Shareholders Agreement, the Buyer shall indirectly acquire such rights in such equity interests. Other than as set forth on Schedule 4.05, such equity interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such interests.

     SECTION 4.06. Financial Statements. (a) Sellers have previously furnished or made available to Buyer copies of (i) the audited consolidated financial statements of Chilquinta, Luz del Sur, Tecnored S.A. and Tecsur S.A. as of and for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, (ii) the unaudited consolidated financial statements of Chilquinta, Luz del Sur, Tecnored S.A. and Tecsur S.A. (together, with the financial statements described in clause (i), the “Operating Company Financials”) as of and for the six months ended June 30, 2007 (the “OpCo Balance Sheet Date”) and (iii) the unaudited consolidated balance sheets of each Acquired Parent Entity as of and for the nine months ended September 30, 2007 (the “Acquired Parent Entity Balance Sheet Date”), as adjusted to give effect to the Specified Distributions (the “Acquired Parent Entity Financials” and, together with the Operating Company Financials, the “Financial Statements”). The Operating Company Financials fairly present, in all material respects, in conformity with the generally accepted accounting principles referred to therein (except as described in the notes thereto), the financial position, results of operations and cash flows of Chilquinta, Luz del Sur, Tecnored S.A. or Tecsur S.A., as the case may be, as of the dates and for the periods indicated, subject in the case of any unaudited and/or interim Operating Company Financials to normal year-end adjustments and the absence of footnotes. The Acquired Parent Entity Financials fairly present, in all material respects, in conformity with generally accepted accounting principles in the United States, the financial position, results of operations and cash flows of each Acquired Parent Entity, as the case may be, as adjusted to give effect to the Specified Distributions, as of the dates and for the periods indicated, subject to normal year-end adjustments and the absence of footnotes.

     (b) Except as set forth on Schedule 4.06 and for consummation of the Specified Distributions, since the Acquired Parent Entity Balance Sheet Date, with respect to the PSEG Companies and PSEG/Sempra Companies, and since the Balance Sheet Date, with respect to the Operating Company and Operating Company Subsidiaries, (i) except in compliance with Section 6.02, the PSEG Companies’ and the PSEG Sempra Companies’ businesses, and, to the Knowledge of Sellers, the Operating Companies’ and the Operating Company Subsidiaries’ businesses, have been conducted in accordance with the ordinary course of business consistent with past practices, (ii) except in compliance with Section 6.02, the Acquired Parent Entities have not paid any dividends or made any other distributions, and (iii) there has not been any change, event or effect relating to the PSEG Companies or the PSEG/Sempra Companies or, to the Knowledge of Sellers, the Operating Companies or the Operating Company Subsidiaries, that, individually or in the aggregate with other changes, events or effects, has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect.

     SECTION 4.07. Litigation. (a) Except as disclosed on Schedule 4.07, there are no Claims pending or, to the Knowledge of Sellers, threatened, against or otherwise relating to the PSEG Companies or PSEG/Sempra Companies before any Governmental Entity or any arbitrator, that would, individually or in the aggregate with other Claims arising under the same or similar facts and circumstances, reasonably be expected to result in a payment by the PSEG Companies or the PSEG/Sempra Companies of US$500,000 or more, or grant the ability to obtain material equitable remedies against the PSEG Companies or the PSEG/Sempra Companies. Except as disclosed on Schedule 4.07, to the Knowledge of Sellers, there are no Claims pending or threatened, against or otherwise relating to the Operating Companies or the Operating Company Subsidiaries before any Governmental Entity or any arbitrator, that would, individually or in the aggregate with other Claims arising under the same or similar facts and circumstances, reasonably be expected to result in a payment by the Operating Companies or the Operating Company Subsidiaries of US$5,000,000 or more, or grant the ability to obtain material equitable remedies against the Operating Companies or the Operating Company Subsidiaries.

     (b) Except as disclosed on Schedule 4.07, the PSEG Companies and PSEG/Sempra Companies are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that would, individually or in the aggregate with other matters based on the same or similar facts and circumstances, reasonably be expected to result in (i) a payment by the PSEG Companies or PSEG/Sempra Companies of US$500,000 or more, (ii) the ability to obtain material equitable remedies against the PSEG Companies or PSEG/Sempra Companies or (iii) a Company Material Adverse Effect. Except as disclosed on Schedule 4.07, to the Knowledge of Sellers, the Operating Companies and the Operating Company Subsidiaries are not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that would, individually or in the aggregate with other matters based on the same or similar facts and circumstances, reasonably be expected to result in (i) a payment by the Operating Companies or the Operating Company Subsidiaries of US$5,000,000 or more, (ii) the ability to obtain material equitable remedies against the Operating Companies or the Operating Company Subsidiaries or (iii) a Company Material Adverse Effect.

     SECTION 4.08. Compliance with Laws; Sufficiency of Permits and Assets. The PSEG Companies and the PSEG/Sempra Companies are not, and, to the Knowledge of Sellers, the Operating Companies and the Operating Company Subsidiaries are not, in violation of any Law (including any applicable foreign corrupt practices Law), except for any violation that is not reasonably expected to result in a Company Material Adverse Effect. All permits, certificates, licenses and other authorizations of all Governmental Entities and all equipment, inventory, intellectual property, real property and other assets, that the PSEG Companies and the PSEG/Sempra Companies, and, to the Knowledge of Sellers, the Operating Companies and the Operating Company Subsidiaries, require in order to own, lease, maintain, operate and conduct their businesses as currently conducted in all material respects, are held by the applicable Acquired Company, except for any omissions or defects that are not reasonably expected to result in a Company Material Adverse Effect. The PSEG Companies and the PSEG/Sempra Companies are not, and, to the Knowledge of Sellers, the Operating Companies and the Operating Company Subsidiaries are not, in violation of the terms of any permits, licenses, franchises, writs, variances, exemptions, orders and other authorizations, consents or approvals from Governmental Entities used in the operation of their businesses, except for any violation that is not reasonably expected to result in a Company Material Adverse Effect.

     SECTION 4.09. Contracts. (a) Subject to consummation of the Specified Distributions and excluding Contracts with respect to which the Acquired Companies will not be bound or have liability after the Closing or which are terminable on less than ninety (90) days’ notice without material penalty, Schedule 4.09 sets forth a list as of the date of this Agreement of all:

       (i) to the Knowledge of Sellers, Contracts of any Operating Company or any Operating Company Subsidiary for the purchase of electricity;

       (ii) to the Knowledge of Sellers, Contracts of any Operating Company or any Operating Company Subsidiary for the sale of electricity that are reasonably expected to generate revenue after the Closing Date in excess of US$1,000,000;

       (iii) Contracts of any PSEG Company or PSEG/Sempra Company that are reasonably expected to require payments by such company after the Closing Date in excess of US$500,000;

       (iv) to the Knowledge of Sellers, Contracts of any Operating Company or any Operating Company Subsidiary that are reasonably expected to require payments by such company after the Closing Date in excess of US$5,000,000;

       (v) Contracts with respect to which Buyer or the Acquired Companies will be required to assume the guaranty obligations or indebtedness of Sellers or any Affiliate of Sellers (other than the Acquired Companies) upon the Closing or thereafter; and

       (vi) Contracts which contain any covenant which materially restricts the ability of the PSEG Companies or the PSEG/Sempra Companies or, to the

  Knowledge of Sellers, the Operating Companies or the Operating Company Subsidiaries, to compete or to engage in any activity or business.

The foregoing Contracts are collectively referred to as the “Material Contracts”.

     (b) Each Material Contract relating to a PSEG Company or a PSEG/Sempra Company constitutes the valid and binding obligation, in full force and effect, of such company and, to the Knowledge of Sellers, the other parties thereto. Each Material Contract relating to an Operating Company or an Operating Company Subsidiary constitutes, to the Knowledge of Sellers, the valid and binding obligation, in full force and effect, of such company and the other parties thereto.

     (c) The PSEG Companies and the PSEG/Sempra Companies are not, and to the Knowledge of Sellers, the Operating Companies, the Operating Company Subsidiaries and the other parties party thereto are not, in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or the giving of notice, would result in a default under, any Material Contract, other than for defaults or events that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     SECTION 4.10. Assets. Subject to the consummation of the Specified Distributions and subject to the applicable matters listed on Schedule 4.07, the PSEG Companies and the PSEG/Sempra Companies and, to the Knowledge of Sellers, the Operating Companies and the Operating Company Subsidiaries have good and valid title to, or valid leasehold interests in, all their real and personal property material to their businesses, free and clear of all Liens other than (a) such imperfections of title, easements, encumbrances, restrictions and other Liens which do not interfere with their ability to conduct their businesses as currently conducted or to utilize such properties for their intended purposes, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, to the extent relating to amounts not yet due and payable or being contested in good faith, (c) Liens for Taxes not yet due and payable or being contested in good faith, (d) Liens that secure debt obligations that are reflected or referred to in the Financial Statements or that arise under the Finance Documents and (e) Liens arising under conditional sales contracts and equipment leases with third parties.

     SECTION 4.11. Employee Matters. (a) As of the Closing Date, no PSEG Company nor any PSEG/Sempra Company will have any employees or any liabilities for any employee compensation or employee benefits related matters.

     (b) Each plan, program, agreement or arrangement relating to employee compensation, employee benefits, severance, employment, vacation, incentive compensation and bonus compensation, in each case sponsored or maintained by the Operating Companies or Operating Company Subsidiaries for the benefit of any of their employees, other than any plans, programs, agreements or arrangements required by applicable Law to be adopted, sponsored or maintained, is referred to herein as a “Company Plan.” Schedule 4.11 contains a list, as of the date of this Agreement and to the Knowledge of Sellers, of each material Company Plan (such Company Plans, the “Material Company Plans”). With respect to each Material Company Plan,

Sellers have made available to Buyer copies of all material plan documents and any other material related documents, including all amendments thereto.

     (c) To the Knowledge of Sellers, each Material Company Plan is maintained, operated and administered in material compliance with applicable Laws and with the terms of such Material Company Plan (including the making of any required contributions), except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (d) Except as set forth in Schedule 4.11 or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Sellers, there are no existing or threatened strikes, lockouts or other labor stoppages involving the employees of the Operating Companies or the Operating Company Subsidiaries.

     SECTION 4.12. Environmental Matters. With respect to the PSEG Companies and PSEG/Sempra Companies and, to the Knowledge of Sellers, with respect to the Operating Companies and the Operating Company Subsidiaries, except as disclosed on Schedule 4.12 and except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect: (a) the Acquired Companies are in compliance with all applicable Environmental Laws; (b) there are no suits, claims or proceedings pending or threatened against the Acquired Companies alleging any violation of, or liability under, any Environmental Law; (c) the Acquired Companies have not received written notice since January 1, 2006 (the substance of which has not been materially resolved) alleging that the Acquired Companies have disposed of, released or transported, or arranged for the disposal, release, or transportation of, any Hazardous Substance in violation of any applicable Environmental Law, or alleging that the Acquired Companies are liable under any applicable Environmental Law for any investigation or cleanup of any Hazardous Substances disposed of, released or transported, or arranged for the disposal, release or transportation, by the Acquired Companies; (d) the Acquired Companies are not subject to any decree, order or judgment which is still in effect requiring the investigation or cleanup of any Hazardous Substance under any Environmental Law at any real property or facility currently or formerly owned or operated by the Acquired Companies; and (e) the Acquired Companies have not assumed or provided indemnity against any liability under any Environmental Law. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section, together with those in Section 4.08 relating to permits, are the sole and exclusive representations relating to environmental matters.

     SECTION 4.13. Taxes. (a) Except as set forth on Schedule 4.13, (i) all material Tax Returns required to be filed by the PSEG Companies or the PSEG/Sempra Companies or by Sellers with respect to the PSEG Companies or the PSEG/Sempra Companies have been or will be filed when due in accordance with all applicable Laws; (ii) the PSEG Companies and the PSEG/Sempra Companies have paid in full all Taxes due and payable, whether or not shown on such Tax Returns; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the PSEG Companies or the PSEG/Sempra Companies; (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the PSEG Companies or the PSEG/Sempra Companies ; and (v) the PSEG Companies or the PSEG/Sempra Companies have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by the PSEG Companies or the PSEG/Sempra Companies for the payment of material Taxes.

     (b) Except as set forth on Schedule 4.13, to the Knowledge of Sellers, (i) all material Tax Returns required to be filed by the Operating Companies or the Operating Company Subsidiaries or by the PSEG Companies or the PSEG/Sempra Companies with respect to the Operating Companies or the Operating Company Subsidiaries have been or will be filed when due in accordance with all applicable Laws; (ii) the Operating Companies and the Operating Company Subsidiaries have paid in full all Taxes due and payable, whether or not shown on such Tax Returns; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending with respect to any material Tax with respect to the Operating Companies or the Operating Company Subsidiaries; (iv) there are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes with respect to the Operating Companies or the Operating Company Subsidiaries; and (v) the Operating Companies or the Operating Company Subsidiaries have timely and properly collected, withheld and remitted to the Taxing Authority to whom such payment is due all amounts required to be collected or withheld by the Operating Companies or the Operating Company Subsidiaries for the payment of material Taxes.

     SECTION 4.14. Brokers. No PSEG Company or PSEG/Sempra Company, nor, to the Knowledge of Sellers, any Operating Company or any Operating Company Subsidiary has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     SECTION 4.15. Specified Distributions. Prior to the Closing Date, Sellers and their Affiliates will have consummated the Specified Distributions. Following consummation of the Specified Distributions, the Acquired Companies will not hold any assets or have any liabilities other than those related, directly or indirectly, to Chilquinta or Luz del Sur.

     SECTION 4.16. Exclusive Representations and Warranties; Limitation of Specified Distributions. It is the explicit intent of each Party hereto that Sellers:

       (a) are not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in Article III and this Article IV; and

       (b) are not, other than with respect to Section 4.15, making any representation or warranty whatsoever, express or implied, regarding (i) any asset or liability that will not be held by an Acquired Company following consummation of the Specified Distributions or (ii) any Claim, Lien, violation, conflict or other item or matter that will not be associated with any Acquired Company or any asset or liability that will be held by any Acquired Company following consummation of the Specified Distributions.

ARTICLE V

Representations and Warranties of Buyer

     Buyer hereby represents and warrants to Sellers as of the date hereof as follows:

     SECTION 5.01. Organization and Existence. Buyer is an exempt company under the laws of the Cayman Islands with all requisite corporate power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is duly organized, validly existing and in good standing in its jurisdiction of incorporation. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.02. Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes (assuming the due execution and delivery by each of the other Parties hereto) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     SECTION 5.03. Consents. No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer is required to be obtained or made by Buyer for or in connection with the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.04. Noncontravention. Subject to compliance with the terms of each Shareholders Agreement and the Support Agreement, the receipt of the Bermuda Approval and the consummation of the OPA Tender Offer by Buyer, the execution, delivery and performance of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby will not (i) contravene or violate any provision of the organizational or constitutional documents of Buyer or (ii) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except to the extent that any such items would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.05. Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. Buyer is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.06. Compliance with Laws. Buyer is not in violation of any Law, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.07. Brokers. Neither Buyer nor any of its Affiliates have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers or their Affiliates could become liable or obliged.

     SECTION 5.08. Investment Intent. Buyer acknowledges that neither the offer nor the sale of the Shares has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Buyer is acquiring the Shares for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the Shares in violation of any such law.

     SECTION 5.09. Available Funds; Credit Ratings; Source of Funds. (a) At the Closing, Buyer will have all funds necessary for its payment of the Purchase Price and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement (excluding the OPA Tender Offer). As of the date hereof, Buyer Guarantor has fully committed credit facilities with undrawn amounts that, together with cash on hand, are in an amount greater than the Purchase Price. There are no conditions to drawing on such credit facilities other than those which Buyer Guarantor reasonably believes will be satisfied on the Closing Date.

     (b) As of the date of this Agreement, Buyer Guarantor has the following credit ratings: (i) B+ from S&P; (ii) BB from Fitch; and (iii) B1 from Moody’s.

     (c) Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any of their officers, directors or employees, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and none of the funds used by Buyer to consummate the transactions contemplated by this Agreement have been provided to or otherwise made available to Buyer by any such person. None of the funds used by Buyer to consummate the transactions contemplated by this Agreement were derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws.

     SECTION 5.10. Investigation. (a) Buyer is a sophisticated entity, knowledgeable about the industry in which the Acquired Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Shares. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of shares of the type contemplated in this Agreement, as well as the knowledge of the Acquired Companies and their operations in particular, and has independently, based on such information, made its own analysis and decision to enter into this Agreement. Buyer had full access to the books, records, facilities and personnel of the Acquired Companies, including all documents made available to Buyer in the electronic data-room established by Sellers, for purposes of conducting its due diligence investigation of the Acquired Companies.

     (b) As of the date of this Agreement, Buyer does not have any knowledge that the representations and warranties of Sellers made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in any material respect. As of the date of this Agreement, Buyer does not have any knowledge of any material errors in, or material omissions from, any Schedule.

     SECTION 5.11. Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding the Acquired Companies, including but not limited to projected financial statements, cash flow items and other data of the Acquired Companies and certain business plan information of the Acquired Companies. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.16, neither Sellers nor any of their Affiliates has made any representation or warranty with respect to such projections and other forecasts and plans.

     SECTION 5.12. Legal Impediments. To the Knowledge of Buyer, there are no facts relating to Buyer, any applicable Law or any Contract to which Buyer is a party that would disqualify Buyer from obtaining control of the Acquired Companies or that would prevent, delay or limit the ability of Buyer to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     SECTION 5.13. No Other Representations or Warranties. It is the explicit intent of each Party hereto that Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article V.

ARTICLE VI

Covenants

     SECTION 6.01. Information Pending Closing. From the date of this Agreement through the Closing, subject to Section 6.02(c), Sellers shall cause the Acquired Companies to provide Buyer and its Representatives with information as to the Acquired Companies and their material operations (including access to their corporate books and records), as reasonably requested by Buyer and to the extent such information is readily available to Sellers or could be obtained by Sellers without any material interference with the business or operations of the Acquired Companies. Notwithstanding the foregoing, Sellers shall not be required to provide any information (a) regarding any asset or liability subject to the Specified Distributions or (b) which Sellers reasonably believe they or the Acquired Companies are prohibited from providing to Buyer by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege, or which Sellers or the Acquired Companies are required to keep confidential or prevent access to by reason of any Contract with a third party. Notwithstanding anything contained herein, from the date of this Agreement through the Closing, Buyer shall not be permitted to contact any of the Acquired Companies’ vendors, customers or suppliers, or any Governmental Entities (except in connection with applications for governmental approvals in connection with this Agreement) regarding the operations or legal status of the Acquired Companies without receiving prior written authorization from Sellers. Following the Closing, Sellers shall be entitled to retain copies (at Sellers’ sole cost and expense) of all books and records relating to its ownership and/or operation of the Acquired Companies and their businesses prior to Closing.

     SECTION 6.02. Conduct of Business Pending the Closing. (a) Subject to paragraph (c) below, from the date of this Agreement through the Closing, Sellers shall cause the Acquired Companies to be operated in the ordinary course of business consistent with past practices, and to use commercially reasonable efforts to preserve, maintain and protect their assets in material compliance with applicable Laws. Without limiting the foregoing and subject to paragraph (c) below, except as otherwise expressly contemplated by this Agreement or set forth in Schedule 6.02 or as consented to by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, from the date of this Agreement through the Closing, Sellers shall cause the Acquired Companies not to do the following:

       (i) sell, transfer, convey or otherwise dispose of any material assets outside the ordinary course of business;

       (ii) merge or consolidate with any other Person (other than one of the other Acquired Companies) or acquire all or substantially all of the assets of any other Person (other than one of the other Acquired Companies);

       (iii) issue or sell any equity interests (other than upon the exercise of any outstanding options or pursuant to any employee compensation programs in the ordinary course of business);

       (iv) liquidate, dissolve, reorganize or otherwise wind up their business or operations;

       (v) purchase any equity securities of any Person (other than one of the other Acquired Companies);

       (vi) amend or modify their organizational documents;

       (vii) effect any recapitalization, reclassification or like change in their capitalization;

       (viii) except in the ordinary course of business, acquire any material assets;

       (ix) engage in any material new line of business;

       (x) make any material change in their Tax reporting principles, methods or policies, except as required by the generally accepted accounting principles in their applicable jurisdiction or applicable Law;

       (xi) pay or make any dividend or other distribution, except in the ordinary course of business consistent with past practice;

       (xii) create, incur or assume any material indebtedness, except in the ordinary course of business;

       (xiii) settle or consent to any litigation or claim for an amount in excess of US$5,000,000; or

       (xiv) agree or commit to do any of the foregoing.

     (b) Notwithstanding Section 6.02(a) or any other provision herein:

       (i) the Acquired Companies may take commercially reasonable actions (whether or not permitted by Section 6.02(a)) with respect to emergency situations and/or to comply with applicable Laws; and

       (ii) this Section shall not apply to, and shall not in any way limit the Acquired Companies ability to dispose of or otherwise transfer, any asset or liability that is the subject of the Specified Distributions.

     (c) Buyer acknowledges that the PSEG/Sempra Companies, the Operating Companies and the Operating Company Subsidiaries are not wholly owned or exclusively controlled by Sellers. With respect to such companies, Sellers obligations pursuant to Section 6.01 and this Section shall be limited to exercising such level of control over such companies as Sellers are reasonably able using their reasonable best efforts, taking into account any contractual rights granted to Sellers in the Shareholders Agreements or other similar Contracts. It shall not be a breach of Section 6.01 or this Section if, after Sellers have used such reasonable best efforts, any PSEG/Sempra Company, Operating Company or Operating Company Subsidiary takes (or fails to take) any action that would otherwise violate Section 6.01 or Section 6.02(a) .

     SECTION 6.03. Tax Matters. (a) Sellers’ Tax Returns. Sellers shall prepare, or shall cause to be prepared, and file, or cause to be filed, all Tax Returns of the PSEG Companies required to be filed for all Pre-Closing Periods. Sellers shall be responsible for, and shall indemnify Buyer for, all Taxes of the PSEG Companies (i) for all Pre-Closing Periods and, with respect to any Straddle Period, for that portion of the taxable year prior to and ending on the Closing Date, (ii) with respect to any capital gains Taxes payable as a result of the sale of Shares pursuant to this Agreement, if any, and (iii) arising from any such company being included in a consolidated group of Sellers or any of their Affiliates (other than any consolidated group consisting solely of Acquired Companies) at any time on or prior to the Closing Date. In the case of any Straddle Period, the amount of any Taxes for the portion of such taxable year ending on and including the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. Any Tax refunds that are received by Buyer or by the PSEG Companies that relate to Pre-Closing Periods or, with respect to Straddle Periods, to the portion of such taxable year ending on and including the Closing Date, shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund within 15 days after receipt by Buyer of such amount. The preceding sentence shall expressly apply to any Tax refund received by any Acquired Company from the government of Peru related to the sale by PSEG Americas (Bermuda) prior to the date hereof of its shares in Electroandes S.A. Notwithstanding anything to the contrary herein, Sellers shall be responsible for, and shall indemnify Buyer for, Taxes of the PSEG Companies described in this Section 6.03(a) only to the extent such Taxes are in excess of the aggregate amounts reflected as an accrued Tax liability on the Financial Statements.

     (b) Buyer’s Tax Returns. Buyer shall prepare, or shall cause to be prepared, and file, or cause to be filed, all other Tax Returns of the PSEG Companies. In the case of a Tax Return for a Straddle Period, Buyer shall prepare such Tax Return on a basis consistent with past practice and shall not file such Return without the prior consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed. Buyer shall be responsible, and shall indemnify Sellers for, all Taxes of the PSEG Companies, other than those Taxes for which Sellers are responsible pursuant to Section 6.03(a) .

     (c) Successor Section 338 Elections. Buyer (or any subsequent owner of stock of an eligible Acquired Company) may make an election under Section 338(g) of the Code for any eligible Acquired Company with the prior written consent of Sellers. However, notwithstanding Sections 6.03(a) and (b), Buyer shall indemnify Sellers for all additional Taxes of Sellers arising in any year solely as a result of any 338(g) election by Buyer (or by any such subsequent owner that makes such a 338(g) election with respect to an Acquired Company effective on or before December 31, 2008).

     (d) Cooperation. Buyer and Sellers shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to such Tax Returns. Such cooperation shall include the retention and (upon a Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party shall reimburse the cooperating Parties for all reasonable costs and expenses incurred by such cooperating Parties. Subject to the foregoing, Sellers shall control any Tax Proceeding relating to the sale by PSEG Americas (Bermuda) of its Electroandes S.A. subsidiary; provided, that in connection therewith, Buyer and the Acquired Companies shall not be required to perform any task other than ministerial items reasonably requested by Sellers, at Sellers’ expense.

     (e) Transfer Taxes. Buyer shall file all Tax Returns required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement, shall be solely liable for and shall pay all such Transfer Taxes, and shall indemnify, defend and hold harmless Sellers and their Affiliates from and against any and all liability for the payment of such Transfer Taxes and the filing of such Tax Returns.

     SECTION 6.04. Confidentiality; Publicity. (a) Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a confidentiality agreement between Buyer Guarantor and Public Service Enterprise Group Incorporated (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Acquired Companies; provided, however, that Buyer and each Seller hereby acknowledge and agree that any and all other information provided to it by the other Parties or its representatives concerning Sellers or Buyer (as applicable) shall be subject to the terms and conditions of the Confidentiality Agreement, mutatis mutandis, after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Buyer and Sellers acknowledge and agree that a copy of this Agreement (including the Schedules hereto) shall be delivered to Sempra pursuant to Section 6.08 and that such delivery shall not be deemed to violate the provisions of this Agreement or the Confidentiality Agreement.

     (b) Neither Party will make any public announcement or issue any public communication (including announcements or communications to employees of the Acquired Companies and interviews with the media) regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the other Party (which consent shall not be unreasonably withheld), except if such announcement or other communication is required by applicable Law or legal process (including rules of any national securities exchange), in which case the Party required to make the announcement or communication shall allow the other Party reasonable time to comment on such announcement or communication prior to issuance.

     SECTION 6.05. Post-Closing Books and Records; Financial Statements. (a) Buyer shall, and to the extent within its powers as a stockholder, shall cause the Acquired Companies to, retain, for seven years after the Closing Date, all books, records and other documents pertaining to the Acquired Companies’ businesses that relate to the period prior to the Closing Date, except for tax returns and supporting documentation relating to the Acquired Companies’ businesses or the Acquired Companies’ assets which shall be retained until 60 days after the date required by applicable Law, and to make the same available after the Closing Date for inspection and copying by Sellers, during regular business hours without significant disruption to the Acquired Companies’ businesses and upon reasonable request and upon reasonable advance notice. At and after the expiration of such period, if Sellers or any of their Affiliates has previously requested in writing that such books and records be preserved, Buyer shall, and to the extent within its powers as a stockholder, shall cause the Acquired Companies to, either preserve such books and records for such reasonable period as may be requested by Sellers or transfer such books and records to Sellers or their designated Affiliates at Sellers’ expense.

     (b) If, after the Closing, any Seller or any of its Affiliates is required by the securities Laws of the United States or the rules or regulations of any securities exchange to file or otherwise publish the financial statements of Chilquinta or Luz del Sur, Buyer agrees to, and to use its commercially reasonable efforts to cause its Affiliates, Chilquinta and Luz del Sur to, provide to Sellers any such financial statements or other financial information reasonably requested at the times reasonably requested, and, upon Sellers’ reasonable request, to cooperate with Sellers in the preparation and, if necessary, audit of any such financial statements. Such cooperation shall include the obtaining of any consent of any independent auditor necessary for any such filing or publication. In the event that such financial statements are required to be (i) prepared in accordance with generally accepted accounting principles in the United States (or reconciled to such generally accepted accounting principles) and (ii) audited by an independent auditor (or, such reconciliation is required to be so audited), Sellers agree to pay the fees and expenses of such independent auditor. Buyer acknowledges that, if requested by Sellers, it will be required to use its commercially reasonable efforts to deliver the foregoing financial statements and other financial information (and the audit thereof and consent related thereto) prior to the 75th day following December 31, 2007.

     SECTION 6.06. Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

     SECTION 6.07. Further Actions. (a) Subject to the terms and conditions of this Agreement, Buyer and each Seller agrees to use its reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

     (b) Subject to paragraph (e) below, Buyer agrees that the obtaining of required Consents and approvals of parties to Contracts with the Acquired Companies, and any Filings or Consents with or from any Governmental Entity, are the responsibility of Buyer and that Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain any such Consents and approvals, and to make any such Filings, as are required in connection with the consummation of the transactions contemplated hereby. Without limiting the foregoing, required actions by Buyer shall include, but not be limited to, acceptance by Buyer of any and all divestitures of any subsidiary or assets of Buyer or its Affiliates or the Acquired Companies, acceptance by Buyer or any of its Affiliates of any limitation on or condition on the manner in which they or any of their Affiliates conducts their business, or acceptance of an agreement to hold any assets of Buyer or its Affiliates or the Acquired Companies separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by any applicable Governmental Entity in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby. Without limiting the foregoing, from the date hereof through the Closing Date, Buyer agrees that except as may be agreed in writing by Sellers, Buyer shall not, and shall not permit any of its subsidiaries or Affiliates to, acquire, develop or construct any electric generation or transmission facility in Chile or Peru or otherwise obtain control over any electric generation or transmission facility, in each case which could reasonably be expected to impact the ability of the Parties to secure all required government approvals to consummate the transactions hereunder, or take any action with any Governmental Entity relating to the foregoing, or agree, in writing or otherwise, to do any of the foregoing, in each case which could reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby or result in the failure to satisfy any condition to consummation of the transactions contemplated hereby. Buyer shall bear the fees associated with any Filings or Consents with or from any Governmental Entity related to the transactions contemplated hereby.

     (c) Each of Sellers and Buyer shall promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby.

     (d) Sellers shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Consent or waiver that is required to be obtained by Buyer pursuant to the terms of this Agreement in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Buyer acknowledges that no representation, warranty or covenant of Sellers or the Acquired Companies contained herein shall be breached or deemed breached, and no condition (expect any condition expressly relating to any such Consent or waiver) shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent or waiver, (ii) any such termination or (iii) any lawsuit, action, proceeding or investigation commented or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Consent or waiver or any such termination.

     (e) Sellers shall use their reasonable best efforts to obtain the approval of the Bermuda Monetary Authority to transfer PSEG Americas (Bermuda) to Buyer (the “Bermuda Approval”). In connection therewith and upon the reasonable request of Sellers, Buyer shall take, or cause to be taken, all actions and shall do, or cause to be done, all things necessary, proper or advisable to obtain such approval, including providing any information reasonably requested by Sellers regarding it and its shareholders, officers and directors.

     (f) Upon the reasonable request of Sellers, Buyer agrees to provide a letter to any Governmental Entity (or to Sellers for Sellers’ records) confirming the statements of Buyer set forth in Section 5.09(c) .

     SECTION 6.08. Sempra Right of First Refusal. In connection with Section 8.3 of each Shareholders Agreement, Buyer and Buyer Guarantor agree to, and to cause their Affiliates to, cooperate with Sellers and to provide to Sellers any information or other assistance reasonably requested by Sellers. It is the intent of the Parties that this Agreement be a “Bona Fide Offer” as defined in Section 8.3 of each Shareholders Agreement and that a copy of this Agreement be provided to Sempra in accordance therewith. Sellers’ obligations to transfer the Shares to Buyer pursuant to this Agreement are expressly conditional on satisfaction or waiver by Sempra of the requirements of Section 8.3 of each Shareholders Agreement. Promptly (but in no event later than the fifth Business Day) following execution of this Agreement, Sellers shall deliver a copy of this Agreement (including the Schedules), together with any other documents required by Section 8.3 of either Shareholders Agreement, to Sempra.

     SECTION 6.09. Support Agreement. Buyer Guarantor hereby agrees to assume at the Closing all of the rights and obligations of PSEG Guarantor under the Support Agreement, dated as of March 15, 2001, among Sempra Energy, a California corporation, PSEG Guarantor, U.S. Bank Trust National Association, as trustee, MBIA Insurance Corporation and the other Persons party thereto (the “Support Agreement”). Effective as of the Closing, Buyer Guarantor shall assume, pay, perform and discharge when due, and indemnify, defend and hold harmless, Sellers and each Affiliate of Sellers and each of their respective officers, directors, employees, stockholders, agents and representatives from and against, all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of, relating to or otherwise in respect of the Support Agreement. In connection with the foregoing, Buyer Guarantor agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effectuate such assignment pursuant to Section 7(a)(ii) of the Support Agreement, including causing its counsel to deliver the opinion contemplated thereby. PSEG Guarantor and Buyer Guarantor each agree that, prior to the Closing, it will not, and it will cause its Affiliates not to, take any action (or fail to take any action) that would reasonably be expected to result in a change of its credit rating (or the underlying uninsured credit rating of the Notes) by any rating agency if such change would result in the Support Agreement not being able to be assumed by Buyer Guarantor on the Closing Date pursuant to Section 7(a)(ii) thereof.

     SECTION 6.10. Shareholders Agreement of Luz del Sur. Buyer hereby agrees to have assigned to it at the Closing all of the rights and obligations of PSEG Europe B.V. under the Shareholders Agreement related to Luz del Sur and to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to effectuate such assignment.

     SECTION 6.11. OPA Tender Offer; Post Closing Acquisitions.

     (a) Buyer and its Affiliates shall comply with Peruvian Law requiring Buyer to make a public tender offer to existing shareholders of Luz del Sur (referred to in Peru as an ‘OPA’) in connection with the transactions contemplated by this Agreement (the “OPA Tender Offer”). Buyer shall indemnify and hold harmless each of Sellers and their Affiliates from any Damages incurred by any of them in connection with the OPA Tender Offer.

     (b) In the event that Buyer or any of its Affiliates on or prior to the later of (i) the 90th day following the date of this Agreement and (ii) the Closing Date, directly or indirectly acquires, or enters into any agreement to directly or indirectly acquire, all or any material portion of the equity interests in Chilquinta and Luz del Sur that were not acquired by Buyer on the Closing Date at a price that exceeds US$700,000,000, Buyer shall pay to Sellers upon the closing of any such acquisition an amount in US Dollars representing the difference between the price so paid and US$700,000,000. This paragraph (b) shall not apply to (i) the OPA Tender Offer or (ii) any transaction in which Buyer or any of its Affiliates acquires, in addition to equity interests in Chilquinta and Luz del Sur, from the same Person from which it acquires such equity interests, other unrelated assets with a book value in excess of US$50,000,000.

     SECTION 6.12. Names Following the Closing. Promptly following the Closing, Buyer shall use its reasonable efforts to cause the name of any Acquired Company that includes the word “PSEG” to be changed to a name selected by Buyer, but not including the word “PSEG” or any similar words; provided, that all such name changes shall be complete by the six-month anniversary of the Closing Date.

     SECTION 6.13. Specified Distributions; Return of Unrelated Assets. (a) Sellers shall, and shall cause their Affiliates to, use their reasonable best efforts to consummate the Specified Distributions as promptly as practicable following the date of this Agreement.

     (b) If at any time following the Closing, Buyer or any Acquired Company or any of their Affiliates shall come into possession of any asset that is related to any asset or liability that was the subject of the Specified Distribution and is not related to Chilquinta or Luz del Sur in any way (an “Unrelated Asset”), Buyer shall notify Sellers of such fact and shall promptly deliver to Sellers such Unrelated Asset.

     SECTION 6.14. PSEG Global Funding Corp. Prior to the Closing, Sellers shall use their commercial reasonable efforts to assist Buyer in the conversion of PSEG Global Funding Corp. from a Delaware corporation to a Delaware limited liability company; provided, however, that (a) such conversion shall not be effective earlier than the Closing; (b) it shall not be a condition to the Parties’ obligations to this Agreement that such conversion be effective upon the Closing or at any other time; (c) Buyer shall be responsible for, and shall indemnify Sellers and their Affiliates against, all costs and expenses incurred in connection with any such conversion (whether in connection with Filings with or Consents of Governmental Entities or parties to Contracts, or otherwise); (d) Sellers shall not be deemed to have breached its obligations under this Section solely as a result of a required Consent of any Person not being obtained; and (e) Buyer shall draft all documentation in connection with such conversion.

ARTICLE VII

Conditions to Closing

     SECTION 7.01. Conditions to Each Party’s Obligations. The obligation of Buyer and each Seller to consummate the Closing is subject to the reasonable satisfaction (or waiver by Buyer and each Seller) on or prior to the Closing of each of the following conditions:

       (a) All authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Entity set forth on Schedule 3.03 or Schedule 4.03 shall have been obtained or filed or shall have occurred.

       (b) No injunction or other legal prohibition of any Governmental Entity preventing the purchase and sale of the Shares shall be in effect; provided that the Party asserting this condition shall have complied with its obligations under Section 6.07.

       (c) The Specified Distributions shall have been consummated.

       (d) Sellers shall have received a written waiver by Sempra of its rights of first refusal under Section 8.3 of each Shareholders Agreement or shall have otherwise satisfied the requirements of Section 8.3 of each Shareholders Agreement.

     SECTION 7.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the reasonable satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:

       (a) Sellers shall have performed and satisfied in all material respects each of their agreements and obligations set forth in this Agreement required to be performed and satisfied by them at or prior to the Closing.

       (b) The representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date) and except for such breaches that, in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect or Company Material Adverse Effect.

     SECTION 7.03. Conditions to Obligation of Seller. The obligation of Sellers to consummate the Closing is subject to the reasonable satisfaction (or waiver by Sellers) on or prior to the Closing Date of each of the following additional conditions:

       (a) Buyer shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Sellers of all amounts to be paid by Buyer under Section 2.01.

       (b) The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

       (c) The Support Agreement shall have been validly assigned to Buyer Guarantor in accordance with the terms thereof.

       (d) The Shareholders Agreement related to Luz del Sur shall have been validly assigned from PSEG Europe B.V. to Buyer in accordance with the terms thereof.

     SECTION 7.04. Frustration of Closing Conditions. Neither Buyer nor any Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.07.

     SECTION 7.05. Effect of Certain Waivers of Closing Conditions. If (a) prior to the Closing any Party (the “waiving party”) has knowledge of any breach by any other Party of any representation, warranty or covenant contained in this Agreement resulting from occurrences, actions or omissions arising after the date hereof, (b) such other Party acknowledges in writing that the effect of such breach is a failure of any condition to the waiving party’s obligations set forth in this Article and (c) the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article IX, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

     SECTION 7.06. No Right to Close on Chilquinta and Luz del Sur Independently. Buyer shall not have the right or the obligation to purchase Chilquinta and its Operating Company Subsidiaries or Luz del Sur and its Operating Company Subsidiaries independently. Sellers shall not have the right or the obligation to sell Chilquinta and its Operating Company Subsidiaries or Luz del Sur and its Operating Company Subsidiaries independently.

ARTICLE VIII

Survival and Release

     SECTION 8.01. Survival. Other than (a) Sections 3.05 (Title), 4.05 (Title), 4.15 (Specified Distributions), 4.16 (Exclusive Representations and Warranties; Limitation of Specified Distributions), which shall survive indefinitely, (b) Sections 4.06 (Financial Statements), 4.11 (Employee Matters) and Section 4.12 (Environmental Matters), which shall survive for a period of 12 months after the Closing Date, (c) Section 4.13 (Taxes), which shall survive for a period of eighteen months after the Closing Date, and (d) Sections 5.08 (Investment Intent), 5.09 (Available Funds; Credit Ratings), 5.10 (Investigation), 5.11 (Disclaimer Regarding Projections) and 5.13 (No Other Representations or Warranties), which shall survive indefinitely, all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive indefinitely) shall terminate on the Closing Date and there shall be no liabilities or obligations with respect thereto from and after the Closing.

     SECTION 8.02. “As Is” Sale; Release. (a) EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND ARTICLE IV, (i) THE ACQUIRED COMPANIES AND SELLERS’ INTEREST IN THE SHARES ARE

BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND (ii) SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THE SHARES OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND THEIR ASSETS.

     (b) Except for the obligations of Sellers under this Agreement, for and in consideration of the transfer of the Shares, effective as of the Closing, Buyer shall and shall cause its Affiliates (including the Acquired Companies) to absolutely and unconditionally release, acquit and forever discharge Sellers and their Affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Acquired Companies, or the assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Acquired Companies (and any predecessors), whether related to any period of time before or after the Closing Date; provided, however, that (i) in the event Buyer’s Affiliates (other than Buyer Guarantor) are sued by Sellers or its Affiliates for any matter subject to this release, Buyer’s Affiliates (other than Buyer Guarantor) shall have the right to raise any defenses or counterclaims in connection with such lawsuits and (ii) this paragraph shall not apply to any liability or other obligation related to a breach of Section 4.15.

     SECTION 8.03. Right to Specific Performance; Certain Limitations. Notwithstanding anything in this Agreement to the contrary:

       (a) Without limiting or waiving in any respect any rights or remedies of a Party under this Agreement now or hereafter existing at law in equity or by statute, each of the Parties hereto shall be entitled to specific performance of the obligations to be performed by the other Parties in accordance with the provisions of this Agreement;

       (b) Except to the extent set forth in Section 9.04(f), no Representative, Affiliate of, or direct or indirect equity owner in, any Seller shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Seller in this Agreement and no Representative, Affiliate of, or direct or indirect equity owner in, Buyer shall have any personal liability to Sellers or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and

       (c) No Party shall be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, or losses calculated by reference to any multiple or earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby.

ARTICLE IX

Indemnification, Termination, Amendment and Waiver

     SECTION 9.01. Indemnification by Sellers. (a) From and after the Closing, subject to the other provisions of this Article IX, Sellers agree to indemnify Buyer and its officers, directors, employees and Affiliates (including the Acquired Companies) (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by such Indemnified Buyer Entity and (i) caused by any breach of any of the representations and warranties made by Sellers to Buyer in Sections 3.05, 4.05, 4.06, 4.11, 4.12, 4.13 or 4.15 (but only to the extent that Buyer is not itself in breach of Section 5.10(b) with respect thereto) or (ii) caused by any breach by Sellers of any of their covenants or agreements contained in this Agreement (other than any covenant or agreement relating solely to periods prior to the Closing). For the avoidance of doubt, with respect to any claim for indemnification related to Damages incurred by an Acquired Company that did not become wholly owned, directly or indirectly, by Buyer immediately following the Closing on account of Buyer’s purchase of the Shares, such claim for indemnification shall be limited to Buyer’s pro rata share of such Damages, determined using Buyer’s direct and indirect ownership percentage of such Acquired Company immediately following the Closing.

     (b) Notwithstanding anything to the contrary contained in this Section, the Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 9.01(a)(i) or (ii):

       (i) only if, and then only to the extent that, the aggregate Damages to all Indemnified Buyer Entities with respect to all claims for indemnification pursuant to Section 9.01(a)(i) and (ii) exceeds $2,500,000 (the “Deductible”), whereupon (subject to the provisions of clauses (ii) and (iii) below) Sellers shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of the amount of the Deductible;

       (ii) only with respect to individual items where the Damages relating thereto are in excess of $100,000 (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i)); and

       (iii) only with respect to claims for indemnification under Section 9.01(a)(i) and (ii) made on or before the expiration of the survival period pursuant to Section 8.01 for the applicable representation or warranty or covenant.

     (c) Notwithstanding anything to the contrary contained in this Section, in no event shall the Indemnified Buyer Entities be entitled to aggregate Damages in excess of US$68,500,000 (the “Cap”). Notwithstanding anything in this Section to the contrary, the Deductible and the Cap shall not apply to any indemnification obligation of Sellers related to Sections 3.05, 4.05 or 4.15; provided, however, that Sellers shall not be required to indemnify the Indemnified Buyer Entities for any breach of Sections 3.05, 4.05 or 4.15 for Damages in excess of the Purchase Price. For the avoidance of doubt, the Deductible and the Cap shall not apply to the indemnification provisions of Section 6.03.

     (d) In no event shall Sellers be obligated to indemnify the Indemnified Buyer Entities with respect to Damages arising from the fraud or intentional and bad faith breach of this Agreement by any of the Indemnified Buyer Entities.

     (e) This Section is subject to the provisions of Section 7.05.

     SECTION 9.02. Indemnification by Buyer. (a) From and after the Closing Date, subject to the other provisions of this Article IX, Buyer agrees to indemnify Sellers and their officers, directors, employees and Affiliates (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Damages suffered, paid or incurred by any such Indemnified Seller Entity and caused by any breach by Buyer of any of its covenants or agreements contained in this Agreement (other than any covenant or agreement relating solely to periods prior to the Closing).

     (b) Notwithstanding anything to the contrary contained in this Section, in no event shall the Indemnified Seller Entities be entitled to aggregate Damages in excess of the Cap.

     (c) In no event shall Buyer be obligated to indemnify the Indemnified Seller Entities with respect to Damages arising from the fraud or intentional and bad faith breach by any of the Indemnified Seller Entities.

     (d) This Section is subject to the provisions of Section 7.05.

     SECTION 9.03. Indemnification Procedures. (a) If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance (or, with respect to Section 6.03, a Tax Proceeding) exists that has given or may reasonably be expected to give rise to a right of indemnification under Section 6.03 or this Article IX (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action, proceeding or Tax Proceeding brought by a Person not a Party or affiliated with any such Party (a “Third Party”) within 10 Business Days following receipt of notice of such claim, suit, action, proceeding or Tax Proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action, proceeding or Tax Proceeding brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity. The failure of an Indemnified Entity to provide a Claim Notice within 10 Business Days or 30 days (as applicable) shall not release, waive or otherwise affect an Indemnifying Party’s indemnity obligation hereunder, except to the extent the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure. Each Claim Notice shall describe the claim in reasonable detail.

     (b) If any claim or demand by an Indemnified Entity under Section 6.03 or this Article IX relates to an action or claim or Tax Proceeding filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or Tax Proceeding or to defend such action or claim or Tax Proceeding, in each case at its sole cost and expense (subject to the last sentence of this Section 9.03(b)) and with its own counsel; provided, (i) that such settlement or compromise shall include a waiver and release by the Third Party or Governmental Entity of all Indemnified Entities; (ii) that the Indemnifying Party’s retention of counsel shall be subject to the consent of the Indemnified Entity if such counsel creates a direct legal conflict with an Indemnified Entity or an unreasonable risk of disclosure of confidential information concerning an Indemnified Entity, which consent shall not be unreasonably withheld, conditioned, or delayed; and (iii) that any such settlement or compromise shall be permitted hereunder only with the consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. If, within 30 days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim or a Tax Proceeding, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or Tax Proceeding or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence in the event of a material and adverse change in such Third Party action or claim or Tax Proceeding), at its option, defend, settle or otherwise compromise or pay such action or claim or Tax Proceeding; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Party makes an election in accordance with this Section 9.03(b) to defend, settle or compromise such action or claim or Tax Proceeding, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim or Tax Proceeding shall be Damages subject to indemnification hereunder to the extent provided herein and, if applicable, to the extent such expenses exceed the Deductible or in the event the Deductible has been satisfied, shall be borne by the Indemnifying Party and payable monthly or as legal bills are received by the Indemnified Entity and tendered to the Indemnifying Party. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim or Tax Proceeding. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim or Tax Proceeding. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim or Tax Proceeding, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Entity’s sole cost and expense (it being understood that the Indemnifying Party shall control such defense). In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim or Tax Proceeding as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent, if applicable, that such costs and expenses do not exceed the amount of the remaining Deductible.

     SECTION 9.04. Indemnification Generally; Guarantees. (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under Section 6.03 or this Article IX to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that it may have against Third Parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to Section 6.03 or this Article IX shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination with respect to the indemnified party or any of its Affiliates causes any such payment to not be treated as an adjustment to the Purchase Price for United States Federal income tax purposes.

     (b) In addition to the requirements of Section 9.04(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under Section 6.03 or this Article IX to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

     (c) Subject to the rights of any insurance carries contemplated in Section 9.04(a) above, the Indemnifying Party shall be subrogated to any right of action that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

     (d) If on or before the Closing Date a Party has Knowledge of the existence of claims or other events or occurrences for which it or its officers, directors, employees or Affiliates would be entitled to indemnification under Section 6.03 or this Article IX, such Party shall notify the other Party of such claims or other events or occurrences prior to Closing.

     (e) The indemnification provided in Section 6.03 and this Article IX shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement. In furtherance of the foregoing, each of the Parties and their Affiliates hereby waives, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against any other Party arising under or based upon this Agreement, any document or certificate delivered in connection herewith, any applicable Law (including any relating to environmental matters) or otherwise (except pursuant to the indemnification provisions set forth in Section 6.03 or this Article IX).

     (f) Buyer Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all obligations of

Buyer under this Agreement, including Buyer’s obligation to pay the Purchase Price and Buyer’s indemnification obligations. Buyer Guarantor hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided. This guarantee shall survive the Closing and shall remain in effect for so long as Buyer has any obligations hereunder.

     (g) PSEG Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of all obligations of Sellers under this Agreement, including Sellers’ indemnification obligations. PSEG Guarantor hereby waives any provision of any Law applicable hereto which restricts or in any way limits the rights of any obligee against a guarantor or surety following a default or failure of performance by an obligor with respect to whose obligations the guarantee or surety is provided. This guarantee shall survive the Closing and shall remain in effect for so long as any Seller has any obligations hereunder.

SECTION 9.05. Termination. (a) This Agreement may be terminated:

       (i) by either Buyer or Sellers (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the Closing shall not have occurred on or prior to April 25, 2008;

       (ii) at any time prior to the Closing Date by mutual written agreement of Buyer and Sellers.

     (b) This Agreement shall automatically terminate upon the date on which Sempra acquires the Shares pursuant to its exercise of its rights of first refusal under Section 8.3 of each Shareholders Agreement.

     SECTION 9.06. Effect of Termination. (a) If this Agreement is terminated as permitted by Section 9.05(a), such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination.

     (b) If this Agreement is terminated pursuant to Section 9.05(b), (i) such termination shall be without liability of any Party to the other Parties, except liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination and (ii), notwithstanding clause (i), Sellers shall pay to Buyer US$4,000,000, as reimbursement of expenses incurred by Buyer in connection with due diligence and the negotiation and execution of this Agreement and the performance of Buyer’s obligations hereunder.

     (c) If this Agreement is terminated, this Agreement shall become null and void and of no further force and effect, except for the following provisions which shall survive such termination: Section 6.04 (Confidentiality; Publicity); Section 6.06 (Expenses); Section 9.05 (Termination); this Section (Effect of Termination); and Article X (Miscellaneous).

     SECTION 9.07. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and each Seller. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

ARTICLE X

Miscellaneous

     SECTION 10.01. Notices. All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed:

     (a) if to Buyer, to:

  AEI Chile Holdings Ltd.
  1221 Lamar, Suite 800
  Houston, TX 77010
  Attention: General Counsel and Miguel A. Mendoza
  Fax: (713) 345-5352

  with a copy to:

  King & Spalding LLP
  1100 Louisiana Street
  Suite 4200
  Houston, TX 77002
  Attention: George (Ned) Crady
  Fax: (713) 751-3290

     (b) if to Sellers, to:

  PSEG Energy Holdings L.L.C.
  80 Park Plaza
  Newark, NJ 07102
  Attention: David P. Falck
  Fax: 973-642-8111

  with a copy to:

  Cravath, Swaine & Moore LLP
  Worldwide Plaza
  825 Eighth Avenue
  New York, NY 10019
  Attention: John T. Gaffney
  Fax: (212) 474-3700

Each such notice, request or other communication shall be given (i) by mail (postage prepaid, registered or certified mail, return receipt requested), (ii) by hand delivery, (iii) by nationally recognized courier service or (iv) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each such notice, request or communication shall be effective (i) if mailed, three calendar days after mailing at the address specified in this Section (or in accordance with the latest unrevoked written direction from such Party), (ii) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

     SECTION 10.02. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 10.03. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 10.04. Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the written agreements, Schedules and certificates referred to herein or delivered pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Article IX, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person (including any employee of the Acquired Companies) any rights or remedies hereunder.

     SECTION 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     SECTION 10.06. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 10.07. Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.01 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 10.08. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties; provided that Buyer may transfer its rights and obligations under this Agreement to an Affiliate for purposes of having such Affiliate take ownership of the Shares so long as Buyer remains jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section shall be null and void, ab initio.

     SECTION 10.09. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.10. Construction. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

     SECTION 10.11. Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph hereof shall be deemed to correspond to and qualify any other numbered paragraph relating to such Party to which the applicability of the disclosure is readily apparent. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

[remainder of page intentionally blank; signature pages follow]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PSEG GLOBAL INTERNATIONAL HOLDINGS
LLC, as a Seller,

by
/s/ Nelson Garcez Jr.
Name: Nelson Garcez Jr.
Title: Vice President

PSEG GLOBAL USA L.L.C., as a Seller,

by
/s/ Nelson Garcez Jr.
Name: Nelson Garcez Jr.
Title: Vice President

PSEG INTERNATIONAL L.L.C., as a Seller,

by
/s/ Nelson Garcez Jr.
Name: Nelson Garcez Jr.
Title: Vice President

PSEG EUROPE B.V., as a Seller,

by
/s/ Nelson Garcez Jr.
Name: Nelson Garcez Jr.
Title: Managing Director

PSEG ENERGY HOLDINGS L.L.C., as PSEG
Guarantor,

by
/s/ Thomas M. O’Flynn
Name: Thomas M. O’Flynn
Title: President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

AEI CHILE HOLDINGS LTD., as Buyer,

by
/s/ Miguel A. Mendoza
Name: Miguel A. Mendoza
Title: Authorized Representative

AEI, as Buyer Guarantor,

by
/s/ Miguel A. Mendoza
Name: Miguel A. Mendoza
Title: Authorized Representative

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

Exhibit A

     As used in the Agreement, the following terms have the following meanings:

     “Acquired Companies” means the PSEG Companies, the PSEG/Sempra Companies, the Operating Companies and the Operating Company Subsidiaries.

     An “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

     “Agreement” means this Agreement, including the Schedules and Exhibits hereto, as it may be amended from time to time.

     “Business Day” means any day other than a Saturday or Sunday or any day banks in Peru, Chile or the State of New York are authorized or required to be closed.

     “Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

     “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the assets, liabilities, operations or condition of the Acquired Companies, taken as a whole, in each case, except for any such change, event or effect resulting from or arising out of (a) changes in economic conditions generally or in the industries in which the Acquired Companies operate (including the electric and natural gas generating, transmission or distribution industries), whether international, national, regional, state, provincial or local, (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for electric power, natural gas or fuel supply or transportation or related products, including those due to actions by competitors and regulators, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in national, regional, state, provincial or local electric transmission or distribution systems generally, (e) strikes, work stoppages or other labor disturbances affecting national, regional, state, provincial or local electric transmission distribution systems generally, (f) increases in the costs of commodities or supplies, including fuel, generally, (g) effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of the Acquired Companies, (h) any change of Law or regulatory policy, including any rate or tariff, affecting national, regional, state, provincial or local electric transmission distribution systems generally, (i) changes or adverse conditions in the securities markets, including those relating to debt financing, (j) the announcement, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, (k) any general change in accounting principles applicable to the Acquired Companies, and (l) any actions specifically required to be taken or consented to pursuant to or in accordance with this Agreement.

     “Contract” means any written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

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     The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

     “Damages” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.

     “Environmental Law” means any applicable Chilean or Peruvian federal, state, provincial or local law, statute, ordinance, regulation, permit or valid and legally-binding order of any Governmental Entity relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the release or disposal of Hazardous Substances.

     “Financing Documents” means all legal documents and other agreements relating to the Notes, including the indenture and each supplemental indenture governing the Notes, the ‘north loan’ agreement between PSEG Global Funding II, LLC and Chilquinta Energía Finance Co. LLC, the ‘south loan’ agreement between Inversiones Sempra-PSEG Chile S.A. (which has been merged into Chilquinta) and The Chase Manhattan Bank Nassau Branch, the participation agreements related to the south loan, all mortgage, pledge and other security documents related to the foregoing, the financial guarantee insurance policy issued by MBIA Insurance Corporation with respect to such notes, and the Support Agreement.

     “Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

     “Hazardous Substance” means any substance or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, or special waste under any applicable Environmental Law, including, petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, and friable asbestos and asbestos-containing materials.

     “Knowledge” means, (i) in the case of Sellers, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1(a), and (ii) in the case of Buyer, the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Schedule 1(b).

     “Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity

3

directly applicable to such Person or any of its respective properties or assets, as amended from time to time.

     “Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, right of first option, or other similar encumbrance or restriction.

     “Notes” means 6.47% and 6.62% senior secured notes issued by Chilquinta Energía Finance Co. LLC, a Delaware limited liability company.

     “Operating Companies” means those entities listed as such on Exhibit B.

     “Operating Company Subsidiaries” means those entities listed as such on Exhibit B.

     “Party” or “Parties” means each of the parties to this Agreement; individually, a “Party”, and collectively as the “Parties”.

     “Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.

     “Pre-Closing Period” means a taxable period that ends on or before the Closing Date.

     “PSEG Companies” means those entities listed as such on Exhibit B.

     “PSEG/Sempra Companies” means those entities listed as such on Exhibit B.

     “Representatives” means, as to any Person, the officers, directors, managers, employees, counsel, accountants, financial advisers and consultants of such Person.

     “Seller Material Adverse Effect” means any change, event or effect that has a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement.

     “Shareholders Agreements” means (a) the Amended and Restated Shareholders Agreement covering the Chilean Companies, dated as of November 3, 2005, among Sempra Energy International Holdings B.V., PSEG Americas Ltd. and the other parties thereto and (b) the Shareholders Agreement covering the Peruvian Companies, dated as of November 3, 2005, among Sempra Energy International Holdings B.V., PSEG Americas Ltd. and the other parties thereto.

     “Shares” means (a) all of the equity interests of the Acquired Parent Entities and (b) the four shares of Peruvian Opportunity Company owned by PSEG Europe B.V.

     “Specified Distributions” means the distribution to Sellers or Affiliates of Sellers (other than the Acquired Companies) by certain PSEG Companies of all assets and liabilities held by such PSEG Companies that are not related to Chilquinta or Luz del Sur, including any cash held by any PSEG Company.

4

     “Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

     “Tax” or “Taxes” means any United States federal, state, local, Chilean, Peruvian or other foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.

     “Tax Returns” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

     “Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     “Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges, provided however, that in no even shall a “Transfer Tax” include any capital gains Taxes.

5

Index of Defined Terms

Defined Term	Section
Acquired Parent Entities	Recitals
Acquired Parent Entity Balance Sheet Date	Section 4.06
Acquired Parent Entity Financials	Section 4.06
Agreement	Preamble
Bermuda Approval	Section 6.07
Buyer	Preamble
Buyer Guarantor	Preamble
Cap	Section 9.01
Chilquinta	Recitals
Claim Notice	Section 9.03
Closing	Section 2.01
Closing Date	Section 2.01
Company Plan	Section 4.11
Confidentiality Agreement	Section 6.04
Consent	Section 3.03
Deductible	Section 9.01
Filing	Section 3.03
Financial Statements	Section 4.06
Indemnified Buyer Entities	Section 9.01
Indemnified Entity	Section 9.03
Indemnified Seller Entities	Section 9.02
Indemnifying Party	Section 9.03
Luz del Sur	Recitals
Material Company Plans	Section 4.11
Material Contracts	Section 4.09
OPA Tender Offer	Section 6.11
OpCo Balance Sheet Date	Section 4.06
Operating Company Financials	Section 4.06
Peruvian Opportunity Company	Recitals
PSEG Americas (Bermuda)	Recitals
PSEG Americas (Delaware)	Recitals
PSEG Chilquinta Finance	Recitals
PSEG Guarantor	Preamble
Purchase Price	Section 2.01
Securities Act	Section 5.08
Seller	Preamble
Sempra	Recitals
Support Agreement	Section 6.09
Tax Proceeding	Section 6.03
Third Party	Section 9.03
Unrelated Asset	Section 6.13
waiving party	Section 7.05

Exhibit B

PSEG Companies
Name	Jurisdiction of Incorporation
Inversiones PSEG Chile Holdco Limitada	Chile
PSEG Americas L.L.C.	Delaware
PSEG Americas Ltd.	Bermuda
PSEG Cayman Americas IV Company	Cayman
PSEG Chilean Equity II Ltd.	Cayman
PSEG Chilean Equity III Ltd.	Cayman
PSEG Chilean Equity Ltd.	Cayman
PSEG Chilquinta Finance LLC	Delaware
PSEG Finance Company	Cayman
PSEG Global Funding Corp.	Delaware
PSEG Global Funding II LLC	Delaware
PSEG Global Funding III Company	Cayman

PSEG/Sempra Companies
Name	Jurisdiction of Incorporation
Chilquinta Energía Finance Co. LLC	Delaware
Energy Business International S.R.L.	Peru
Inversiones en Servicios Electricos S.R.L.	Peru
Ontario Quinta S.R.L.	Peru
Peruvian Opportunity Company SAC	Peru
PSEG Sempra Peruvian Services Company II SRL	Peru
PSEG Sempra Peruvian Services Company SRL	Peru

Operating Companies
Name	Jurisdiction of Incorporation
Chilquinta Energía S.A.	Chile
Luz del Sur S.A.A.	Peru
Tecnored S.A.	Chile
Tecsur S.A.	Peru

Operating Company Subsidiaries
Name	Jurisdiction of Incorporation
Compania Electrica del Litoral S.A.	Chile
Empresa de Distribucion Electrica de Canete S.A.	Peru
Energas S.A.	Chile
Energia de Casablanca S.A.	Chile
Generadora Electrica Sauce los Andes S.A.	Chile
Inmobiliaria del Litroal S.A.	Chile
Inmobiliaria Luz del Sur S.A.	Peru
Luz del Sur International A.V.V.	Aruba
Luzlinares S.A.	Chile
Luzparral S.A.	Chile
Any additional entity listed as such on Schedule 4.02.	N/A